UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 20, 2007
SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-29637	77-0432030

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1740 Technology Drive, Suite 450
San Jose, CA 95110
(408) 570-9700

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
In an effort to reduce operating expenses, Selectica, Inc. (the “Company”) plans to close its office in India (the “Closure”). The Company’s management determined to proceed with the Closure on July 20, 2007 and expects to complete the Closure by December 31, 2007.
The Company expects to incur restructuring charges of approximately $100,000 in the second quarter of its fiscal year ending March 31, 2008, all of which is expected to result in cash expenditures. The restructuring charges will consist primarily of employee severance costs.
On July 20, 2007, the Company signed an agreement with an outsource provider in India (the “Outsource Agreement”). Under the terms of the Outsource Agreement, the outsource provider will hire a certain number of the Company’s research and development staff in the Company’s India office and provide the Company with development support on a project-by-project basis.
The Company expects that the reduction in its ongoing operating expenses as a result of the Closure will be offset by the costs associated with the Outsource Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTICA, INC.
	By:	/s/ Bill Roeschlein
DATE: July 26, 2007		Bill Roeschlein
Chief Financial Officer